Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-189235) and Form S-8 (Nos. 333-170022 and 333-184983) of Rare Element Resources Ltd. (the “Company”) of our report dated September 23, 2011 with respect to the consolidated balance sheet of the Company as of June 30, 2011, and the consolidated statements of operations and comprehensive loss and cash flows of the Company for the year ended June 30, 2011, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

CHARTERED ACCOUNTANTS

Vancouver, British Columbia

March 17, 2014